TO: D.W. Bernauer

FROM: C.E. Knupp, Plan Administrator

DATE: August 22, 2002

SUBJECT: Select Senior Executive Retiree Medical Expense Plan

The Select Senior Executive Retiree Medical Expense Plan (the "Plan") was adopted in 1988 to provide an allowance for the reimbursement of medical expenses or individual insurance premiums to certain executives who do not qualify for regular retiree coverage under the Walgreen Major Medical Plan. The eligibility threshold was set at that time at a total years of service plus age of 75. A review of our Company’s executive retirement history suggests that a lower age and service requirement would be appropriate, and a reduction in the eligibility threshold to 72 is recommended.

It is also recommended that the Plan be modified to eliminate eligibility for any person hired after December 31, 2001. This reflects the identical change made to the Walgreen Major Medical Plan.

These changes, if approved, will be effective as of August 1, 2002. The Plan document authorizes the Company's Chief Executive Officer to amend the Plan by written instrument. If you approve the proposed changes, please so indicate by signing and dating below, and this document will serve as the written instrument amending the Plan.

Amendments approved as proposed.

/s/ David W. Bernauer       August 26, 2002

D.W. Bernauer, Chief Executive Officer